Exhibit 99.26(d)(32)

Accidental Death and Dismemberment Policy Rider

Securian Life Insurance Company • A Stock Company 400 Robert Street North • St. Paul, Minnesota 55101-2098

General Information

This rider is issued in consideration of the required premium and amends the group policy to which it is attached. This rider is subject to every term, condition, exclusion, limitation, and provision of the group policy unless otherwise expressly provided for herein.

What does this rider provide?

This rider provides accidental death and dismemberment coverage subject to all terms, conditions, and exclusions herein.

Who is eligible for insurance under this rider?

[An employee who is insured under the provisions applicable to life insurance coverage under the group policy is eligible for insurance under this rider. In addition, an employee may elect coverage for his or her spouse and/or dependent child(ren) who are insured under the Dependents Term Life Insurance Policy Rider attached to the group policy. All references to an insured in this rider shall include dependents. All provisions of this rider applicable to an “insured” shall apply to an insured dependent.]

When does insurance under this rider become effective?

[Insurance becomes effective on the date that all of the following conditions have been met:

(1)   the insured meets all eligibility requirements; and

(2)   for contributory coverage, application for the coverage is made on forms which are approved by us; and

(3)   we receive the required premium.

For a certificate holder with existing dependent coverage inforce, any newly acquired dependent who meets the requirements will automatically become insured when he or she becomes eligible. If application or additional premium is required for the newly eligible dependent, coverage will become effective as described above.

If a dependent is hospitalized or confined because of illness or disease on the date his or her insurance would otherwise become effective, his or her effective date shall be delayed until he or she is released from such hospitalization or confinement. This provision shall not apply to a newborn child. However, in no event will insurance on a dependent be effective before the insured employee’s insurance under this rider is effective.]

Accidental Death and Dismemberment (AD&D) Benefit

What does accidental death or dismemberment by accidental injury mean?

Accidental death or dismemberment by accidental injury as used in this rider means that the [insured’s] death or dismemberment results, directly and independently of all other causes, from an accidental bodily injury which is unintended, unexpected, and unforeseen. [The bodily injury must be evidenced by a visible contusion or wound, except in the case of accidental drowning. The bodily injury must be the sole cause of death or dismemberment.]

The injury must occur while [the insured’s] coverage under this rider is in force. [The insured’s] death or dismemberment must occur within [180 days] after the date of the injury [and while his or her coverage under this rider is in force.]

[If an insured sustains and is diagnosed by a licensed physician as having Traumatic Brain Injury (TBI) as a result of and within 60 days of a covered accidental injury, and such TBI damage has lasted for a minimum of 12 consecutive months, we will pay a monthly benefit equal to the lesser of:

(1)   1% of the insured’s amount of AD&D insurance; or

(2)         1% of the difference between the insured’s amount of AD&D insurance and the amount of any benefits paid under the loss schedule for the same accident (if the full amount of AD&D insurance has been paid, no benefit is payable under this section).

The insured must be hospitalized due to TBI for at least 7 days within the first 90 days following the accident. This benefit will be paid monthly until the earlier of the following:

(3)         the date of the insured’s death. If an accidental death payment is due under this rider, the amount of such payment will be reduced by the amount of AD&D insurance paid under this brain damage benefit; or

(4)   100 monthly benefits have been paid.

In no event will the total amount of monthly benefits payable under this section exceed $50,000.]

[If an insured lapses into a coma as a result of and within 365 days of a covered accidental injury, and such coma has lasted for a minimum of 31 days, we will pay a monthly benefit equal to the lesser of:

(1)   1% of the insured’s amount of AD&D insurance; or

(2)         1% of the difference between the insured’s amount of AD&D insurance and the amount of any benefits paid under the loss schedule for the same accident. (if the full amount of AD&D insurance has been paid, no benefit is payable under this section).

This benefit will be paid monthly until the earliest of the following:

(1)         the date the insured recovers such that he or she is no longer in a coma as defined herein; or

(2)         the date of the insured’s death. If an accidental death payment is due under this rider, the amount of such payment will be reduced by the amount of AD&D insurance paid under this coma provision; or

(3)         100 monthly benefits have been paid.

“Coma” means a state of profound unconsciousness with no evidence of appropriate responses to stimulation. The insured must be confined in a medical facility and diagnosed as comatose by a licensed physician.

A “hospital” is a short-term, acute, general hospital which is primarily engaged in providing, by or under the continuous supervision of physicians, to inpatients, diagnostic services and therapeutic services for diagnosis, treatment and care of injured or sick persons; has organized departments of medicine and major surgery; has a requirement that every patient must be under the care of a physician or dentist; provides 24-hour nursing service by or under the supervision of a registered professional nurse (R.N.); if located in New York State, has in effect a hospitalization review plan applicable to all patients which meets at least the standards set forth in section 1861(k) of United States Public Law 89-97, (42 USCA 1395x[k]); and is duly licensed by the agency responsible for licensing such hospitals.

A hospital is not, other than incidentally, a place of rest, a place primarily for the treatment of tuberculosis, a place for the aged, a place for drug addicts, alcoholics, or a place for convalescent, custodial, educational or rehabilitative care.]

In no event will the total amount of monthly benefits payable under this section exceed $50,000.]

In no event will we pay the accidental death or dismemberment benefit where the [insured’s] death or dismemberment is caused directly or indirectly by, results from, or where there is a contribution from, any of the following:

(4)         [self-inflicted injury or self destruction, whether sane or insane; or

(5)         suicide or attempted suicide, whether sane or insane; or

(6)         the insured’s participation in or attempt to commit a crime, assault, felony, or any illegal activity, regardless of any legal proceedings, or the absence of any legal proceedings, thereto; or

(7)   bodily or mental infirmity, illness or disease; or

(8)         the use of alcohol, drugs, medications, poisons, gases, fumes or other substances taken, absorbed, inhaled, ingested or injected, unless taken upon the advice of a licensed physician in the verifiable prescribed manner and dosage; or

(9)         motor vehicle collision or accident where the insured is the operator of the motor vehicle and this insured’s blood alcohol level meets or exceeds the level at which intoxication is defined in the state where the collision or accident occurred, regardless of any legal proceedings, or the absence of any legal proceedings, thereto; or

(10)       travel in or descent from any aircraft, except as a fare-paying passenger on a regularly scheduled commercial flight on a licensed passenger aircraft carrier; or

(11)       war or any act of war, whether declared or undeclared; or

(12)       service in the armed forces or units auxiliary thereto, except as provided under the Reserve-National Guard benefit.]

[What is the amount of the accidental death and dismemberment benefit?]

The amount of the benefit shall be a percentage of the amount of insurance shown on the specifications page attached to the group policy. The percentage is determined by the type of loss as shown in the following table:

[FOR LOSS OF	AMOUNT OF BENEFIT

Life	Full Amount of AD&D Insurance
Both Hands or Both Feet	Full Amount of AD&D Insurance
Sight of Both Eyes	Full Amount of AD&D Insurance
Speech and Hearing	Full Amount of AD&D Insurance
One Hand and One Foot	Full Amount of AD&D Insurance
One Foot and Sight of One Eye	Full Amount of AD&D Insurance
One Hand and Sight of One Eye	Full Amount of AD&D Insurance
Quadriplegia	Full Amount of AD&D Insurance
Paraplegia	75% of Amount of AD&D Insurance
Sight of One Eye	50% of Amount of AD&D Insurance
Speech or Hearing	50% of Amount of AD&D Insurance
One Hand or One Foot	50% of Amount of AD&D Insurance
Hemiplegia	50% of Amount of AD&D Insurance
All Four Fingers of One Hand	50% of Amount of AD&D Insurance
Thumb and Index Finger of One Hand	25% of Amount of AD&D Insurance
Uniplegia	25% of Amount of AD&D Insurance]

[Loss of hands or feet means complete severance at or above the wrist or ankle joints. Loss of sight, speech, or hearing means the entire and irrecoverable loss of sight, speech, or hearing which cannot be corrected by medical or surgical treatment or by artificial means. Loss of thumb or finger means complete severance at or above the metacarpophalangeal joints (the joints closest to the palm of the hand).

Quadriplegia means total and permanent paralysis of both upper limbs (from the shoulder down including total paralysis of both hands) and both lower limbs (from the waist down including total paralysis of both feet). Paraplegia means total and permanent paralysis of both lower limbs (from the waist down including total paralysis of both feet). Hemiplegia means total and permanent paralysis of both the upper limb (from the shoulder down including total paralysis of the hand) and lower limb (from the waist down including total paralysis of the foot) on one side of the body. Uniplegia means total and permanent paralysis of one limb (from the shoulder down including total paralysis of the hand if claiming an upper limb, and from the waist down including total paralysis of the foot if claiming a lower limb).

A benefit is not payable for both loss of one hand and the loss of thumb and index finger of one hand or the loss of four fingers of one hand for injury to the same hand as a result of any one accident. Under no circumstance will more than one payment be made for the loss or paralysis of the same limb, eye, finger, thumb, hand, foot, sight, speech, or hearing if one payment has already been made for that loss.

Benefits may be paid for more than one accidental loss but the total amount of AD&D insurance payable under this rider, not including any amount paid according to the terms of the Additional Benefits section of this rider, will never exceed the full amount of AD&D insurance shown on the specifications page attached to the group policy.]

When will the accidental death and dismemberment benefit be payable?

We will pay the AD&D benefit upon receipt at our home office of written proof satisfactory to us that [the insured] died or suffered dismemberment as a result of an accidental injury. All payments by us are payable from our home office.

The benefit will be paid in a single sum. We will pay interest on the benefit from the date of [the insured’s] death or dismemberment until the date of payment. Interest will be at an annual rate determined by us, but never less than [3%] per year compounded annually or the minimum required by state law, whichever is greater.

To whom do we pay the benefit?

A [certificate holder’s] accidental death benefit will be paid to the person or persons entitled to receive a death benefit under the terms of the group policy. The benefit for other losses sustained by a [certificate holder] will be paid to [the certificate holder, if living, otherwise to his or her estate.]

[A dependent’s AD&D benefit will be paid to the certificate holder, if living, otherwise to his or her estate.]

[Additional Benefits]

[Unless stated otherwise, additional benefits are payable to the same person or persons who receive the AD&D benefits. Additional benefits are paid in addition to any AD&D benefits described in the Accidental Death and Dismemberment section, unless otherwise stated.]

[Adaptive Home and Vehicle Benefit

What is the adaptive home and vehicle benefit?

If an insured suffers a loss other than loss of life and a benefit is payable under the AD&D benefit, we will pay for an insured’s principal residence to be made accessible and/or an insured’s private automobile to be made drivable or rideable. These one-time alteration expenses must be incurred within two years from the date of the accident. An insured’s benefit will be the lesser of:

(1)   2% of his or her amount of AD&D insurance; or

(2)   the actual alteration expense; or

(3)   $2,500.

The Adaptive Home and Vehicle Benefit will be payable only if:

(1)         such home alterations are made by a person or persons with experience in such alterations and recommended by a recognized organization associated with the injury;

(2)         such vehicle modifications are carried out by a person or persons with experience in such matters and approved by the Motor Vehicle Department;

(3)         certified by a licensed physician as necessary alterations;

(4)         in compliance with applicable laws or requirements for approval by the appropriate government authorities;

(5)         not in excess of the usual level of charges for similar alterations and modifications in the locality where the expense is incurred.]

[Air Bag Benefit

What is the air bag benefit?

If an insured dies or suffers a covered dismemberment as a result of a covered accident which occurs while he or she is driving or riding in a private passenger car, we will pay an additional AD&D benefit equal to the lesser of $10,000 or 10% of the insured’s amount of AD&D insurance.

In order to be eligible for this benefit, the following must apply:

(1)         the seat in which the insured was seated was equipped with a properly installed airbag at the time of the accident; and

(2)         the private passenger car is equipped with seatbelts; and

(3)         a seatbelt was in proper use by the insured at the time of the accident as certified in the official accident report or by the investigating officer; and

(4)         at the time of the accident, the driver of the private passenger car was a licensed driver and was not intoxicated, impaired, or under the influence of alcohol or drugs.

“Airbag” means a passive restraint device in a vehicle which inflates upon collision to protect an individual from injury or death. There is no obligation on the insured to ensure proper installation of the device.

“Seatbelt” means a properly installed seatbelt (or child restraint if the insured is a child), lap and shoulder restraint, or other restraint approved by the National Highway Traffic Safety Administration or any successor governmental agency. A private passenger car means a validly registered four-wheeled private passenger car or policyholder-owned car, jeep, pickup truck or van, including a sport utility vehicle (SUV), that is not licensed commercially or being used for racing, or acrobatic or stunt driving.]

[Anti-Inflation Benefit

What is the anti-inflation benefit?

A certificate holder’s amount of AD&D insurance will increase by 5% after such certificate holder’s insurance has been continuously in force for two consecutive years. The original amount of AD&D insurance will continue to increase by an additional 5% for every two consecutive and continuous years thereafter while the certificate holder’s insurance is in force and until such certificate holder’s amount of AD&D insurance reaches 125% (maximum of 5 increases) of his or her original amount of AD&D insurance.

Any increase in the certificate holder’s amount of AD&D insurance, other than an increase due to this anti-inflation benefit, will begin a new consecutive and continuous period under this benefit for the amount of the increase.]

[Bereavement and Trauma Counseling

What is the bereavement and trauma counseling benefit?

If an insured dies or suffers a covered dismemberment as the result of a covered accident we will pay an additional benefit up to $500 for bereavement and trauma counseling sessions for the insured or the insured’s spouse and/or dependent child(ren) who are also insured. The benefit will be paid to the person(s) who provides proof they paid for the counseling. If the counseling is reimbursed or covered by other insurance, the benefit will be paid to the person who received the counseling, or in the case of a minor dependent, to the parent or guardian of the minor dependent. Such counseling must meet all of the following conditions:

(1)         the covered bereavement and trauma counseling expenses must be incurred within one year from the date of the covered accident causing the covered loss; and

(2)         the expense is charged for a bereavement or trauma counseling session for the insured or one or more of the insured’s immediately family members; and

(3)         the counseling is provided under the care, supervision, or order of a licensed physician; and

(4)   proof of the expense is provided.]

[Child Care Benefit

What is the child care benefit?

If an insured employee dies as a result of a covered accident and he or she is survived by his or her insured dependent spouse and one or more insured dependent children under age 14, we will pay additional benefits to reimburse the surviving spouse for child care expenses they incur for the insured employee’s dependent children while under age 14. The qualifying employee’s dependent children must also be dependent on the surviving spouse for a benefit to be considered.

The benefit for each child per year will be the lesser of:

(1)         3% of the insured employee’s amount of AD&D insurance; or

(2)   $2,000; or

(3)   incurred child care expenses.

Child care expenses are those expenses which are for a service or supply furnished by a licensed child care provider or facility for a dependent child’s care. No payment will be made for expenses incurred more than four years after the date of the insured employee’s death or for expenses incurred for dependent children over age 14. Proof of incurred child care expenses by the surviving spouse shall be required before any benefit payment is made. The child care benefit will be paid to the surviving spouse. The maximum child care benefit payable under this benefit shall be $50,000 regardless of the number of children who qualify.

In the event there is no spouse or dependent children at time of the insured’s death, we will pay a benefit in the amount of [$1,000].]

[COBRA Benefit

What is the COBRA benefit?

If an insured employee dies as a result of a covered accident and he or she is survived by his or her insured dependent spouse and/or one or more insured dependent children, we will pay an additional benefit to allow the surviving insured dependent spouse and/or children to continue their group medical coverage. The benefit will be paid to the surviving spouse, if living, otherwise to or on behalf of the dependent children. The benefit will be paid annually and will be equal to the lesser of:

(1)         2% of the insured employee’s amount of AD&D insurance; or

(2)   $2,500.

However, before we make the first payment and before we make each of the next two payments, we must receive proof that the payment will be used for continuation of the insured’s medical coverage pursuant to COBRA. Payment will be made immediately upon our receipt of such proof. If proof is not provided for a particular payment, we will make neither that annual payment nor the subsequent annual payment(s).

Benefits will continue until the earlier of:

(1)         the end of the three year period commencing with the date of the insured employee’s death; or

(2)         the date the dependents cease being covered as COBRA participants under the employer’s group medical plan.

COBRA means The Consolidated Omnibus Budget Reconciliation Act of 1985.]

[Common Accident Benefit

What is the common accident benefit?

If both an insured employee and his or her insured dependent spouse die from covered accidental injuries sustained in a common accident, the spouse’s accidental death benefit will be increased to an amount equal to 100% of the insured employee’s amount of AD&D insurance, but not more than $500,000.

Common accident means the same accident or separate accidents that occur within the same 24-hour period. The insured employee and insured dependent spouse must also die within 180 days of each other from the common accident.]

[Dependent Child Education Benefit

What is the dependent child education benefit?

We will pay an education benefit on behalf of the insured’s dependent children if an insured employee dies as a result of a covered accident and is survived by one or more insured dependent children, provided that:

(1)         at the time of the insured employee’s death, the dependent child is enrolled as a full-time student at an accredited post-secondary educational institution (however, no benefit will be payable for the current school year); or

(2)         the dependent child enrolls on a full-time basis in an accredited post-secondary educational institution within one year of the employee’s death.

The benefit payable will be the lesser of:

(1)         the actual tuition charged, exclusive of room and board; or

(2)         5% of the insured employee’s amount of insurance; or

(3)   $5,000.

The benefit will be payable at the beginning of each school year for a maximum of four consecutive years, but not beyond the date the child attains age 25. The benefit will be paid to the insured dependent child if he or she is of legal age. If the insured dependent child is not of legal age the benefit will be paid to the person who provides proof they have paid or will pay the tuition bill for that school year. Proof of enrollment and tuition costs are required for each school year.

In the event there is no surviving dependent child at time of the insured’s death, we will pay a benefit in the amount of [$1,000].]

[Disappearance Benefit

What is the disappearance benefit?

If an insured’s body has not been found after one year from the date the conveyance in which he or she was traveling disappeared, exploded, sank, became stranded, made a forced landing or was wrecked, it shall be presumed, subject to all other terms of the policy and proof satisfactory to us that the accident occurred and the insured was a passenger on the conveyance, that the insured has died as a result of an accidental injury which was unintended, unexpected and unforeseen. Such death shall be considered a covered loss under this rider.]

[Emergency/Disaster Team Benefit

What is the emergency/disaster team benefit?

We will pay an additional benefit equal to 50% of the AD&D benefit payable under this rider, not including any additional benefits payable under this Additional Benefits section, if:

(1)         the insured employee is a member of the employer’s emergency or disaster team; and

(2)         the insured employee suffers a covered loss as a result of a covered accident (including while riding in, getting into or out of an ambulance, airplane or helicopter); and

(3)         the loss occurs while responding as a member of the employer’s emergency or disaster team to a bona fide emergency or disaster as determined by the employer.

In no event will the amount payable under this benefit exceed $25,000.]

[Exposure Benefit

What is the exposure benefit?

A loss due to exposure to the elements will be covered as if it were due to injury, provided such loss results from unavoidable exposure to the elements by reason of a covered accident.]

[Extended Dependents Insurance Benefit

What is the extended dependents insurance benefit?

If an insured employee dies as a result of a covered accident and he or she is survived by his or her insured dependent spouse and/or one or more insured dependent children, such dependents insurance will be continued in force for a period of 12 months from the date of the insured employee’s death, without payment of premiums during this 12 month period. At the end of this 12 month period, the dependents insurance will terminate.]

[Medical Evacuation Benefit

What is the medical evacuation benefit?

If an insured requires air transport to a medical facility as a result of a covered accident, we will pay an additional benefit equal to the lesser of:

(1)   incurred costs for such air transport; or

(2)   $10,000.]

[Motorcycle Helmet Benefit

What is the motorcycle helmet benefit?

If an insured dies as a direct result of injuries sustained in a covered accident that occurs while he or she is driving or riding on a motorcycle, we will pay an additional death benefit of $10,000. In order to be eligible for this benefit, the following must apply:

(1)         the insured was wearing a motorcycle helmet at the time of the accident, as certified in the official accident report or by the investigating officer; and

(2)         at the time of the accident, the driver of the motorcycle was a licensed motorcycle driver and was not intoxicated, impaired, or under the influence of alcohol or drugs.]

[Newborn Children Benefit

What is the newborn child benefit?

If a child is born to a certificate holder and the certificate holder has not elected dependent coverage, such child shall be insured from the moment of live birth. The newborn child shall be insured for 31 days. The newborn child shall then cease to be insured unless the certificate holder applies for dependent coverage within 31 days of the birth and pays the additional premium for coverage.

The above 31 day coverage period will also be extended to newly adopted, foster or step children, as of the date they become financially dependent on the certificate holder for support, provided they are an eligible dependent child. The child shall then cease to be insured unless the certificate holder applies for dependent coverage within 31 days of the date the child becomes financially dependent on the certificate holder for support and pays the additional premium for coverage.

The amount of AD&D coverage provided during the 31 day coverage period will be equal to the smallest amount of child insurance then available under the group policy for the insured employee’s class.]

[Newlywed Benefit

What is the newlywed benefit?

At an insured employee’s marriage, if the insured employee has not previously elected dependent coverage, his or her new spouse shall automatically become insured. Such spouse shall be insured for 31 days. The spouse shall then cease to be insured unless the insured employee applies for coverage within 31 days of the date of his or her wedding and pays the additional premium for coverage.

The amount of AD&D coverage provided during the 31 day coverage period will be equal to the smallest amount of spouse insurance then available under the group policy for an insured employee’s class.]

[Occupational Benefit

What is the occupational benefit?

If an insured employee dies or suffers a covered dismemberment as a result of a covered accident which occurs while the insured employee is performing his or her customary duties at the employer’s normal place of business or at other places the employer’s business requires the insured employee to travel, we will pay an additional benefit equal to the lesser of:

(1)         25% of the insured employee’s amount of AD&D insurance; or

(2)   $25,000.]

[Parental Care Benefit

What is the parental care benefit?

We will pay an additional benefit equal to the lesser of 10% of the insured employee’s amount of AD&D insurance or $10,000 per surviving dependent parent, if the insured employee dies as the result of an accident for which a benefit is payable under this rider, provided the surviving dependent parent is:

(1)         claimed as a dependent on the insured employee’s federal income tax return for the tax year in which the death occurred; or

(2)         dependent upon the insured employee for more than 50% of the cost of a licensed nursing facility, home health care or day care program; or

(3)   living with the insured employee.

Surviving dependent parent means the insured employee’s parent, grandparent, parent-in-law, or grandparent-in-law.

In the event there is no surviving dependent parent at time of the insured’s death, we will pay a benefit in the amount of [$5,000].]

[Public Transportation Benefit

What is the public transportation benefit?

If an insured dies or suffers a covered dismemberment as a result of a covered accident which occurs while the insured is a fare-paying passenger on a public transportation vehicle, we will pay an additional benefit equal to the lesser of:

(1)         25% of the insured’s full amount of AD&D insurance; or

(2)   $25,000.

Public transportation vehicle means any air, land or water vehicle operated under a license for the transportation of fare paying passengers.]

[Reasonable Accommodation Benefit

What is the reasonable accommodation benefit?

If an insured employee suffers a loss for which a benefit is payable under this rider as a result of a covered accident, we will reimburse the employer for the costs incurred for work site changes required in returning the insured employee to work. We will reimburse the employer for the cost of pre-approved changes made to the work site for the insured employee up to the maximum of $2,000 per accident.

Reimbursement to the insured employee’s employer for the cost of changes to the work site is subject to the following conditions:

(1)         this insurance must be in force for the insured employee on the date the accident occurs; and

(2)         changes to the work site must be made within 12 months of the date of the accident; and

(3)         there is a reasonable expectation that changes to the work site will result in the insured employee being able to return to work; and

(4)         we approve in writing the changes to the work site before implementation.

Benefits are not payable if there is no cost involved in making the changes to the work site or the change to the work site does not meet the standards found in Title I, The American with Disabilities Act (ADA).

Changes to the work site means:

(1)         making existing facilities used by the insured employee readily accessible to and usable by the insured employee after an injury;

(2)         acquisition or modification of equipment or devices, the provision of qualified readers or interpreters, and other similar structural accommodations for individuals with disabilities resulting from a covered injury.]

[Rehabilitative Physical Therapy Benefit

What is the rehabilitative physical therapy benefit?

If an insured suffers an injury which results in a covered dismemberment, we will pay an additional benefit for rehabilitative physical therapy which is prescribed by the attending physician or surgeon. The benefit will be equal to the lesser of:

(1)         10% of the insured’s amount of AD&D insurance; or

(2)   $10,000; or

(3)         actual costs incurred for such rehabilitative physical therapy.]

[Repatriation Benefit

What is the repatriation benefit?

If, as a result of a covered accident, an insured dies at least 75 miles from his or her principal residence, an additional accidental death benefit shall be paid for the transportation of the body to a mortuary. The additional benefit shall be the lesser of the actual cost of such transportation or $5,000. The benefit will be paid to the person who has or who will incur such cost, as evidenced to the satisfaction of us. This may or may not be the beneficiary for the rest of the accidental death proceeds. We may pay benefits directly to the facility handling the transportation. All determinations and payments by us will be final and fully release and discharge us from any further liability under this repatriation benefit.]

[Reserve-National Guard Benefit

What is the reserve-national guard benefit?

Benefits will be paid for a covered loss due to injury of any insured which is sustained while the insured is a member of an organized Reserve Corps or National Guard Unit and is:

(1)         attending any regularly scheduled or routine training of less than 60 days, or is en route to or from such training; or

(2)         attending a service school no matter how long it is, or is en route to or from that school; or

(3)         taking part in any authorized inactive duty training; or

(4)         taking part as a unit member in a parade or exhibition authorized by official orders.

Service school means one operated by or on behalf of the United States of America or Canada.]

[Seatbelt Benefit

What is the seatbelt benefit?

If an insured dies or suffers a covered dismemberment as a result of a covered accident which occurs while he or she is driving or riding in a private passenger car, we will pay an additional AD&D benefit equal to the lesser of:

(1)   $10,000; or

(2)   10% of the insured’s amount of AD&D insurance.

In order to be eligible for this benefit, the following must apply:

(1)         the private passenger car was equipped with seatbelts; and

(2)         a seatbelt was in proper use by the insured at the time of the accident as certified in the official accident report or by the investigating officer; and

(3)         at the time of the accident, the driver of the private passenger car was a licensed driver and was not intoxicated, impaired, or under the influence of alcohol or drugs.

Seatbelt means a properly installed seatbelt (or child restraint if the insured is a child), lap and shoulder restraint, or other restraint approved by the National Highway Traffic Safety Administration or any successor governmental agency. A private passenger car means a validly registered four-wheeled private passenger car or policyholder-owned car, jeep, pickup truck or van, including a sport utility vehicle (SUV), that is not licensed commercially or being used for racing, or acrobatic or stunt driving.]

[Spouse Critical Period Benefit

What is the spouse critical period benefit?

If an insured employee dies as a result of a covered accident and he or she is survived by his or her insured dependent spouse, we will pay an additional benefit equal to 0.5% of the insured employee’s amount of AD&D insurance to the surviving spouse monthly for a period not to exceed 12 consecutive months, subject to a maximum monthly benefit of $2,000. Payments will commence upon approval of the insured employee’s accidental death claim.

If the surviving spouse dies within the 12 month period, benefits will end.]

[Spouse Education Benefit

What is the spouse education benefit?

We will pay an education benefit on behalf of the employee’s spouse if an insured employee dies as a result of a covered accident and is survived by his or her insured spouse, provided that the spouse enrolls in a program of higher education within 12 months after the employee’s death.

The benefit payable will be the least of:

(1)   the actual tuition charged for all such education; or

(2)         10% of the insured employee’s amount of AD&D insurance; or

(3)   $20,000.

Only expenses occurring within 30 months after the date of the employee’s death will be eligible for reimbursement.

In the event there is no surviving spouse at time of the insured’s death, we will pay a benefit in the amount of [$1,000].]

[Spouse Training Benefit

What is the spouse training benefit?

If an insured employee dies as a result of a covered accident and he or she is survived by his or her insured dependent spouse, we will pay a training benefit to the surviving spouse provided that the spouse:

(1)         is not working in any capacity (full or part-time) for wage or profit on the date of such accident; and

(2)         within 365 days after the date of such accident, enrolls as a full-time student in an accredited educational institution or an institution of vocational training for the purpose of preparing for full-time employment.

The benefit will be equal to the lesser of:

(1)   $5,000; or

(2)         the costs incurred for all such education or training within the first year following the date of the insured employee’s death.

Proof of such costs will be required before benefits are paid.

In the event there is no surviving spouse at time of the insured’s death, we will pay a benefit in the amount of [$1,000].]

[Survivor Benefit

What is the survivor benefit?

If an insured employee dies as a result of a covered accident and he or she is survived by his or her insured dependent spouse and/or one or more dependent children, an additional benefit equal to 1% of the insured employee’s amount of AD&D insurance on the date of the insured employee’s death will be paid monthly for a period not to exceed six consecutive months, subject to a maximum monthly benefit amount of $2,000. Payments will commence upon approval of the insured employee’s accidental death claim.

The monthly benefit will be paid to the insured employee’s spouse, if living, otherwise to the insured employee’s dependent children, in equal shares.

If all surviving dependents die within the six month period, benefits will end.]

[Therapeutic Counseling Benefit

What is the therapeutic counseling benefit?

If as the result of a covered accident, an insured employee suffers a loss for which a benefit is payable under the terms of this rider, we will pay an additional benefit equal to the lesser of:

(1)         the reasonable expenses incurred for therapeutic counseling which exceed benefits provided by any other plan; or

(2)         5% of the insured employee’s amount of AD&D insurance; or

(3)   $5,000

For this benefit to be payable, the therapeutic counseling services must:

(1)   begin within 90 days after the date of the loss; and

(2)         be incurred no later than one year after the date of the loss.

Therapeutic counseling means treatment or counseling provided by a licensed therapist or counselor registered or certified to provide psychological treatment or counseling.

Reasonable expenses means fees and prices which do not exceed those generally charged for similar therapeutic counseling in the local area where services are provided. For purposes of this benefit, we reserve the right to determine reasonable expenses. An expense is considered to be incurred on the date it is rendered.

Plan means any of the following:

(1)         personal, individual, group, blanket or franchise health insurance; or

(2)         personal, individual, group hospital, medical service or pre-payment plan; or

(3)         labor-management trustee, union welfare, employer organization or employee benefit organization plan; or

(4)         automobile insurance medical payments benefit or automobile reparations insurance (no fault); or

(5)         governmental program or coverage required or provided by any statute except Medicare; or

(6)   Worker’s Compensation or similar law

(7)         Any other health insurance the insured employee may be covered under.]

[Total and Permanent Accidental Disability Monthly Benefit

What is the total and permanent accidental disability monthly benefit?

If an insured employee becomes totally and permanently disabled as a result of a covered accident for which a benefit is not already payable under the schedule of losses, subject to all exclusions and limitations, we will pay a monthly benefit equal to 1% of the insured employee’s amount of AD&D insurance, subject to a monthly maximum benefit of $2,000. Such payments will continue until the earliest of:

(1)   the insured employee’s 70th birthday; or

(2)         the date the insured employee recovers so that he or she is no longer totally and permanently disabled; or

(3)   the date of the 100th benefit payment; or

(4)         the date the insured employee fails to furnish proof of continued disability when requested or refuses to submit to a required medical examination; or

(5)         the date of the insured employee’s death. If an accidental death payment is due under this rider, the amount of such payment will be reduced by the amount of AD&D insurance paid under this total and permanent monthly accidental disability benefit; or

(6)   when the maximum total benefit payable under this additional benefit has been paid.

A total and permanent accidental disability is an accidental disability which occurs prior to the insured employee’s 60th birthday, has continued for at least 12 consecutive months, and thereafter continuously prevents the insured employee from engaging in a business or an occupation for compensation or profit, and which will presumably prevent the insured employee for life from performing any work or engaging in any business.

In no event will the total amount payable under this benefit exceed $50,000.]

[Total and Permanent Accidental Disability Single Payment Benefit

What is the total and permanent accidental disability single payment benefit?

If an insured employee becomes totally and permanently disabled as a result of a covered accident for which a benefit is not already payable under the schedule of losses, subject to all exclusions and limitations, we will pay a single payment benefit equal to the lesser of:

(1)   50% of his or her amount of AD&D insurance; or

(2)   $50,000.

A total and permanent accidental disability is an accidental disability which occurs prior to the insured employee’s 60th birthday, has continued for at least 12 consecutive months, and will continuously prevent the insured employee from engaging in a business or an occupation for compensation or profit, and which will presumably prevent the insured employee for life from performing any work or engaging in any business.

If an accidental death payment is due under this rider, the amount of such payment will be reduced by the amount of AD&D insurance paid under this total and permanent accidental disability benefit.]

Termination

When does [an insured’s] coverage under this rider terminate?

[An insured’s] coverage ends on the earliest of:

(1)         [the date the certificate holder is no longer covered for life insurance under the group policy; or

(2)   the insured’s 70th birthday; or

(3)         for an insured dependent, the date the dependent no longer meets the eligibility requirements; or

(4)         for an insured dependent, the date the dependent is no longer covered for life insurance under the group policy; or

(5)         31 days (the grace period) after the due date of any premium contribution which is not paid; or

(6)         When the total amount of AD&D insurance paid under this rider due to an insured’s accidental injuries equals the full amount of his or her insurance.

The certificate holder must notify us or the employer when he or she no longer has any dependents eligible for coverage under this benefit so that premiums may be discontinued. All premiums paid for dependents who are no longer eligible for coverage under this benefit will be refunded without any payment of claim.]

When does this rider terminate?

This rider will terminate on the earlier of:

(1)   the date we receive a written request from the policyholder to cancel this rider; or

(2)   the date the group policy is terminated.

Additional Information

Do we have the right to obtain independent medical verification?

Yes. We retain the right to have [an insured] medically examined at our expense whenever a claim is pending and, where not forbidden by law, we reserve the right to have an autopsy performed in case of death.

Can insurance under this rider be converted to a policy of individual insurance upon termination?

No. Coverage under this rider will not be included in any insurance issued under the conversion right section of the group policy.

[/s/ Gary R. Christensen	/s/ Christopher M. Hilger
Secretary	President]